                                                                    Exhibit 99.1

                                 [TRUSERV LOGO]


                                  NEWS RELEASE

                                               For more information contact:
                                               Mary Viola
                                               TruServ Corporation
                                               773-695-5280


                TRUSERV SELLS CANADIAN CO-OP TO CANADIAN MEMBERS
   CONTINUE TRUE VALUE BRAND PRESENCE, EXCLUSIVE PAINT DISTRIBUTION IN CANADA

CHICAGO (OCTOBER 25, 2001) - TruServ Corporation, the world's largest hardware and home improvement cooperative, announced today that it has sold its Canadian assets, including a regional distribution center in Winnipeg, Manitoba, to its Canadian members. The agreement allows the Canadian members to own all the operational assets in Canada and function as a cooperative in their country.
     According to Pamela Forbes Lieberman, chief operating officer and chief financial officer of TruServ, "This transaction lets TruServ repatriate its Canadian investment while ensuring the True Value brand name remains strong in Canada."
     TruServ also inked an agreement to license the True Value brand name to the co-op's Canadian members. Under the agreement, the Canadian cooperative retains its membership in the American co-op. In addition to purchasing paint and paint sundries from True Value Manufacturing, the Canadian co-op will be an international member of TruServ.
     In addition to a cash payment and licensing fees, the Canadian co-op assumed existing revolver debt related to their operations.
     "The sale of TruServ Canada to our Canadian members strengthens our balance sheet and reduces our debt," said Forbes Lieberman. "It's one more step in our strategic plan of returning our co-op to sustainable profitability in 2002."
     TruServ is the world's largest member-owned wholesale hardware cooperative with sales in 2000 of $4 billion, which support annual retail sales of more than $12 billion. The TruServ cooperative includes more than 7,500 independent retailers worldwide operating under store identities which include True Value, Grand Rental Station, Taylor Rental, Party Central, Home & Garden Showplace and Induserve Supply. Additional information on TruServ and its retail identities is available at www.truserv.com.



                                      ###